Exhibit 99.1

Kris Bevill, Public Relations Manager 701.280.5076 (Office) :: 701.306.8561 (Cell) kris.bevill@alerus.com investors.alerus.com

FOR IMMEDIATE RELEASE

ALERUS FINANCIAL CORPORATION EXPANDS SBA LENDING STRENGTH WITH ADDITION OF 5 SPECIALISTS

GRAND FORKS, N.D. (May 25, 2021) – Alerus Financial Corporation (NASDAQ: ALRS) is pleased to announce it is strengthening its U.S. Small Business Administration lending capabilities with the addition of an expert SBA team. Led by industry veteran John Kimball, who most recently served as SBA lending manager at MidWestOne Bank, the five-person team collectively has more than 100 years of business banking and small business lending experience at community and regional banks.

“Adding this level of expertise to Alerus will greatly strengthen our SBA lending capabilities and allow us to provide more options and enhanced client service for small business clients,” said Alerus Chief Revenue Officer Ryan Goldberg. “The pandemic has left some businesses struggling and in need of help to recover. There are also new businesses emerging that may not have the history of operations needed to qualify for traditional lending. Strengthening our SBA lending capabilities allows us to provide more robust assistance for those types of business and aligns perfectly with our mission to positively impact our clients’ financial potential.”

Members of the Twin Cities-based SBA team include John Kimball, SBA lending director; Angela Kazmierski, SBA lending advisor; Terri Fleming, SBA lending advisor; Tadd Johnson, SBA loan product specialist, and Katie Behrend, SBA loan servicing specialist. The team will collaborate with Alerus advisors to serve clients in Arizona, Minnesota, and North Dakota, in addition to developing and growing client relationships in the Twin Cities.

About Alerus Financial Corporation
Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to businesses and consumers through four distinct business segments--banking, retirement and benefit services, wealth management, and mortgage. These solutions are delivered through a relationship-oriented primary point of contact along with responsive and client-friendly technology. Alerus Financial banking and wealth management offices are located in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area and Scottsdale and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are located in St. Paul, MN, East Lansing, MI, and Littleton, CO.

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